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                                                                   EXHIBIT 10.32

                            SEPARATION AGREEMENT AND
                      GENERAL MUTUAL RELEASE OF ALL CLAIMS

                This Separation Agreement and General Mutual Release of All Claims is made and entered into this 12th day of October, 2001, by and between INFORMAX, INC. (hereinafter "InforMax") and JAMES BERNSTEIN, M.D. (hereinafter "Dr. Bernstein").

                WHEREAS Dr. Bernstein was a founder of InforMax and is currently the InforMax President and Chief Operating Officer and is a member of its Board of Directors ("Board"),

                WHEREAS Dr. Bernstein and InforMax have agreed that Dr. Bernstein will resign as InforMax Chief Operating Officer and President and will resign his position on the Board, and

                WHEREAS InforMax and Dr. Bernstein have agreed to conclude all potential disputes between them and provide for an orderly termination of the employment relationship and Board membership on the basis of the terms and conditions set forth in this Separation Agreement and General Release of All Claims.

                NOW, THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Separation Agreement and General Release of All Claims (hereinafter the "Separation Agreement" or "Agreement"), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                1. Separation. Dr. Bernstein shall resign from his employment position as Chief Operating Officer effective October 12, 2001, and shall resign from his employment position as President and shall resign his membership on the Board of Directors effective December 31, 2001 which shall be referred to as the "Effective Date of Separation." Unless the parties agree otherwise, Dr. Bernstein's separation shall be announced on October 15, 2001. The announcement is attached as Attachment A to this Agreement. Between October 12, 2001 and December 31, 2001, although continuing employment as InforMax President, Dr. Bernstein shall be on leave and shall not exercise any duties as President, except that he will perform those transition tasks directed by the InforMax Board of Directors. Dr. Bernstein's base salary as of the date of this Agreement shall continue in full through December 31, 2001 and as provided in
Section 3 below. Dr. Bernstein will receive an additional payment of $50,000 as his bonus for 2001, which shall be paid on or about the time that bonuses are paid to other InforMax employees. Dr. Bernstein's benefits shall continue in full until the Effective Date of Separation, and thereafter shall terminate in accordance with the terms of the respective benefits plans and InforMax's standard policies and procedures, except as provided in

Section 3 below. InforMax shall reimburse Dr. Bernstein for appropriate and reasonable expense vouchers and receipts incurred on or before his Effective Date of Separation, if any, in accordance with InforMax's applicable policy and procedure. Upon his Effective Date of Separation, Dr. Bernstein shall not be entitled to the receipt of any payments or benefits from InforMax other than those provided for in this section or section 3 below.

                2.      Mutual Release.

                (a) Dr. Bernstein, his attorneys, heirs, executors, administrators, successors, and assigns does fully release and discharge InforMax, its parent, subsidiary and affiliate corporations, and related companies, as well as all predecessors, successors, assigns, directors, officers, partners, agents, employees, former employees, executors, attorneys, and administrators (hereinafter "InforMax, et al."), from all grievances, suits, causes of action, and/or claims of any nature whatsoever, whether known, unknown, or unforeseen, which he has or may have against InforMax, et al., for any reason whatsoever, whether in law or in equity, under Federal, state or other law, whether the same be upon statutory, tort, contract or other basis, including, but not limited to, all charges, complaints, and claims arising out of any event, transaction, or matter that occurred before the date of this Separation Agreement, and specifically including any and all claims arising out of the Shareholder's Agreement dated September 1, 1990, the First Amendment to the Shareholders' Agreement dated August 17, 1999, the Second Amendment to Shareholders' Agreement dated March 29, 2000, the InforMax, Inc. Stock Option Agreements dated June 14, 1995 and March 19, 1999 or any other stock option agreement or amendment thereof entered into by InforMax and Dr. Bernstein (collectively "Stock Agreements"). Dr. Bernstein covenants that neither he, nor any person, organization, or other entity on his behalf, will sue InforMax, et al., or initiate any type of action on his behalf, judicial, administrative, or otherwise against InforMax, et al., with respect to any event, transaction, or matter that occurred before the date of this Separation Agreement, or with respect to any continuing effects of such prior events, transactions, or matters, including those arising out any Stock Agreements. It is expressly agreed and understood that this release is a GENERAL RELEASE.

                This release and discharge specifically includes, but is not limited to, all claims for breach of contract, employment discrimination (including but not limited to, discrimination on the basis of race, sex, religion, national origin, age, marital status, disability or any other protected status), including but not limited to claims under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act ("ADEA"), as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, or any similar federal, state or local law, including but not limited to Article 49B of the Maryland Code, claims under the Employee Retirement Income Security Act of 1974, or claims arising out of any

                                       2
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alleged restrictions on the right of InforMax, et al., to terminate employees, and/or claims concerning job classification, recruitment, hiring, salary rate, sick pay, holiday pay, vacation pay, severance pay, wages or benefits due, overtime pay, stock and stock options, promotions, transfers, employment status, libel, slander, defamation, promissory estoppel, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Dr. Bernstein or on his behalf in any suit, grievance, charge of discrimination, or claim against InforMax, et al. Dr. Bernstein hereby expressly releases and forever discharges InforMax, et al. from any and all claims, demands, and/or causes of action that may exist under all written agreements between Dr. Bernstein and InforMax, et al., including but not limited to the Stock Agreements. Dr. Bernstein hereby forever releases InforMax, et al., from any liability or obligation to reinstate or reemploy him in any capacity and waives any right to be hired or placed in any position or to any future employment of any nature with InforMax, et al.

                Dr. Bernstein represents that he has not filed or joined in any claims, charges or complaints against InforMax, et al., and that he is aware of no person entitled to make a claim or file a charge of any kind on his behalf relating to or arising out of his employment with InforMax, et al.

                (b) InforMax, for itself, any parent, subsidiary and affiliate corporations, related companies, as well as all of its predecessors, successors, assigns, trustees, and creditors, does fully release and discharge Dr. Bernstein, his attorneys, heirs, executors, administrators, successors, assigns, trustees, and creditors (hereinafter "Dr. Bernstein, et al."), from all grievances, suits, causes of action, and/or claims of any nature whatsoever, whether known, unknown, or unforeseen, which it has or may have against Dr. Bernstein, et al., for any reason whatsoever, whether in law or in equity, under Federal, state or other law, whether the same be upon statutory, tort, contract or other basis, including, but not limited to, all charges, complaints, and claims arising out of any event, transaction, or matter that occurred before the date of this Separation Agreement, and specifically including any and all claims arising out of the Stock Agreements referenced above. InforMax covenants that neither it, nor any person, organization, or other entity or representative on its behalf or in its name, will sue Dr. Bernstein, et al., or initiate any type of action, judicial, administrative, or otherwise against Dr. Bernstein, et al. with respect to any event, transaction, or matter that occurred before the date of this Separation Agreement, or with respect to any continuing effects of such events, transactions, or matters, including those arising out any Stock Agreements. Notwithstanding the above or any other provisions in this Separation Agreement, this Release does not include any acts which are the subject of a suit, cause of action or claim of any nature on behalf of (but not by) InforMax and for which no indemnification exists pursuant to InforMax's ByLaws.

                                       3
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                3.      Severance. Dr. Bernstein's full base annual salary as of
the date this Agreement is executed, which the parties agree is $275,000, shall be continued through December 31, 2002. These payments shall be made in accordance with InforMax's usual payroll procedures, including the payroll periods. Dr. Bernstein shall also be allowed to keep his two computers, his palm pilot and cellular telephone with the understanding that the computer hard drives shall be replaced by InforMax at its expense. Dr. Bernstein's benefits shall terminate as of the Effective Date of Separation in accordance with the terms of the respective benefits plans and InforMax's standard policies and procedures, except that Dr. Bernstein may continue his health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act as amended ("COBRA"). In the event Dr. Bernstein elects to continue health insurance coverage under COBRA, InforMax will make payments on behalf of Dr. Bernstein through December 31, 2002 to the same extent it made these payments before his separation; if Dr. Bernstein is unemployed as of December 31, 2002, InforMax will continue to pay for COBRA coverage until the earlier of his obtaining employment or June 30, 2002. Dr. Bernstein shall not be eligible for any form of bonus for 2002 or thereafter. Upon his Effective Date of Separation, Dr. Bernstein shall not be entitled to the receipt of any payments or benefits from InforMax other than those provided for in this section or section 1 above.

                4. Stock and Stock Option Agreements. The parties acknowledge that the Shareholder's Agreement dated September 1, 1990, the First Amendment to the Shareholders' Agreement dated August 17, 1999, and the Second Amendment to Shareholders' Agreement dated March 29, 2000 are being terminated pursuant to a Termination Agreement to be entered by the parties and other shareholders on or around the date that this Separation Agreement is executed. The parties acknowledge and agree that, notwithstanding any other provisions of this Agreement, this Agreement shall not in any way revise or affect the InforMax, Inc. Stock Option Agreements between InforMax and Dr. Bernstein dated June 14, 1995 and March 19, 1999.

                5. Dr. Bernstein's Continuing Obligations to InforMax. Dr. Bernstein continues to owe InforMax those obligations set forth in the Confidential Information, Non-Competition, Non-Solicitation and Intellectual Property Agreement that he executed on or about June 22, 1999 ("Confidentiality Agreement"), and the First Amendment to Confidential Information, Non-Competition, Non-Solicitation and Intellectual Property Agreement dated 22 June 1999 Between InforMax, Inc. and James E. Bernstein that he executed on or about August 15, 2000 ("Amendment to Confidentiality Agreement"), except that the parties agree the first sentence of paragraph 2 of the Confidentiality Agreement is hereby amended to include a twelve (12) month, rather than a twenty-four (24) month, non-competition period. That sentence is hereby amended to state:

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                2.      Noncompetition. During the term of Bernstein's
                employment by the Company and for a period of twelve (12) months after termination of such employment (the "Noncompetition Period"), Bernstein shall not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with the Company Business.

Other than as stated in this Section 5, and notwithstanding any other provision in this Separation Agreement, the Confidentiality Agreement and Amendment to Confidentiality Agreement shall continue in full force and effect, all obligations pursuant to such agreements shall continue beyond the termination of the employment relationship between the parties, and Dr. Bernstein shall remain bound by such obligations.

                6. Return of Proprietary Information. Dr. Bernstein represents that, pursuant to Section 1(c) of the Confidential Information, Non-Competition, Non-Solicitation and Intellectual Property Agreement, he has returned to InforMax all documents and other tangibles, including but not limited to diskettes and other electronic or storage media, that contain InforMax confidential and/or proprietary information, as defined in Section 1 of that Agreement.

                7. Non-Disparagement. Dr. Bernstein expressly agrees that he will not make any knowingly false, disparaging, or derogatory comments, in public or in private, about InforMax, et al., about the business affairs or financial condition of InforMax, et al., or about any employee, director or officer of InforMax, et al. InforMax agrees that its officers and directors shall not make any knowingly false, disparaging, or derogatory comments concerning Dr. Bernstein to any third parties.

                8.      Confidentiality.

                (a) Except as provided by subsection (d) below, Dr. Bernstein and InforMax agree not to disseminate or disclose to any person or entity the fact of or terms of this Separation Agreement, the discussions leading to this Separation Agreement, or any subsidiary undertakings required by this Separation Agreement, except that Dr. Bernstein may disclose such information to his spouses, attorney and accountant or as otherwise required by law, and InforMax may disclose such information to its officers, directors, attorneys, accountants, and as necessary to fulfill its obligations to the U.S. Securities and Exchange Commission and to its investors or as otherwise required by law.

                (b) Except as provided by subsection (d) below, and as necessary to enforce the terms of this Separation Agreement, Dr. Bernstein and InforMax further agree that no part of this Separation Agreement is to be construed as, used

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as, or admitted into evidence in any proceeding of any character, judicial, administrative or otherwise, now pending or subsequently instituted.

                (c) Except as provided in subsection (d) below, Dr. Bernstein and InforMax further agree that they will not provide any form of assistance, support, or information, including but not limited to documents, testimony, or written or oral statements, to any person that is asserting, investigating or intending to assert any claims against InforMax, et al. or against Dr. Bernstein, et al.

                (d) No provision of this Separation Agreement shall be construed as prohibiting the provision of truthful and accurate information by Dr. Bernstein or InforMax in response to a subpoena issued by a court of competent jurisdiction or other duly authorized entity. However, Dr. Bernstein agrees to notify InforMax, et al., and InforMax agrees to notify Dr. Bernstein, et al., promptly before complying with such a subpoena so that the parties may protect their interests, including moving to quash the subpoena.

                9. No Other Consideration. Dr. Bernstein affirms that the terms stated herein are the only consideration for signing this Separation Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause him to sign this Separation Agreement. Dr. Bernstein has accepted the terms of this Separation Agreement voluntarily and without coercion.

                10. Modification. This Separation Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed and duly executed by each of the parties hereto.

                11. Entire Agreement. This Separation Agreement along with the Confidentiality Agreement and Amendment to Confidentiality Agreement as modified herein and the Stock Option Agreements, contain and constitute the entire understanding and agreement on the matters set forth herein between the parties and supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith.

                12. Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Separation Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Separation Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

                13. Enforcement. Dr. Bernstein agrees that the restrictions contained in this Agreement, the Confidentiality Agreement and Amendment to

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Confidentiality Agreement are reasonable and necessary to protect the business of InforMax and that any violation of his obligations under these Agreements would cause InforMax substantial irreparable injury. Accordingly, Dr. Bernstein agrees that a remedy at law for any breach of the obligations in these Agreements would be inadequate and that InforMax, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such obligations and to prevent a breach or threatened breach of these Agreements without the necessity of proving actual damage and without the necessity of posting bond or security, which he expressly waives. Dr. Bernstein agrees to provide InforMax a full accounting of all proceeds and profits received by him as a result of or in connection with a breach of these Agreements. Unless prohibited by law, InforMax shall have the right to retain any amounts otherwise payable by the Company to him to satisfy any of his obligations as a result of any breach of these Agreements. InforMax shall also have the right to immediately terminate any payments due to Dr. Bernstein under this Separation Agreement in the event of a material breach of any of the Agreements. Dr. Bernstein further agrees to indemnify and hold harmless InforMax from and against any damages incurred by InforMax as assessed by a court of competent jurisdiction as a result of any breach of these Agreements by him. He agrees that each of his obligations specified in these Agreements is a separate and independent covenant that shall survive termination of his employment for any reason.

                14. Severability. Invalidity or unenforceability of any provision of this Separation Agreement shall in no way affect the validity of enforceability of any other provision.

                15. Assignability. InforMax may, with reasonable advance notice but without the consent of Dr. Bernstein, assign its rights and obligations under this Separation Agreement to any successor entity.

                16. Choice of Law and Forum Selection. The terms of this Separation Agreement shall be governed by the laws of the State of Maryland. Dr. Bernstein agrees and submits to the exclusive jurisdiction of any court in the State of Maryland where there is proper venue or any federal court sitting in Maryland, in any action or proceeding arising out of or relating to this Separation Agreement or the transactions contemplated herein, and agrees that all claims in respect of any such action or proceeding may be heard or determined in such Maryland or Federal Court. Dr. Bernstein understands and agrees that any action or proceeding arising out of or relating to this Separation Agreement or the transactions contemplated herein shall be within the exclusive jurisdiction of the State of Maryland or any federal court sitting in Maryland.

                17. Counterparts. This Separation Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Separation Agreement.

                                       7
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                18.     Indemnification. Dr. Bernstein shall have those rights
to indemnification in his capacity as a former director and officer set forth in the InforMax, Inc. ByLaws.

                19. Revocation Period. Dr. Bernstein acknowledges that he has the opportunity of twenty-one (21) days to consider this Separation Agreement and that he has been encouraged by InforMax to consult with legal counsel. The parties recognize that Dr. Bernstein may elect to sign this Separation Agreement prior to the expiration of the twenty-one (21) day consideration period specified above, and Dr. Bernstein agrees that if he elects to do so he shall manifest such election by signing Attachment B hereto. Further, he understands that for a period of seven (7) days following execution of this Separation Agreement, he has the right to revoke it, including his waiver of claims under the ADEA, a federal statute that prohibits employers from discriminating against its employees who are at least 40 years of age ("Revocation Period"). He agrees that if he elects to revoke this Separation Agreement within this seven (7) day period, he must inform InforMax by delivering a written notice of revocation to InforMax no later than 5:00 p.m. on the seventh calendar day after he signs the release. Such notice must be delivered to Kim Durazo, InforMax, Inc., 7600 Wisconsin Avenue, Suite #1100, Bethesda, MD 20814. Dr. Bernstein agrees that if he elects to exercise this revocation right, this Separation Agreement shall, at the option of InforMax be completely void and Dr. Bernstein shall not be entitled to receive the benefits described in this Separation Agreement.

                20. Acknowledgements. Dr. Bernstein has fully discussed the terms of this Separation Agreement with the counsel of his choosing and has fully reviewed with counsel any potential claims against InforMax, et al. BASED UPON DISCUSSIONS WITH COUNSEL OF HIS CHOICE, DR. BERNSTEIN HEREBY ACKNOWLEDGES THAT HE UNDERSTANDS THE TERMS OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE.

                DR. BERNSTEIN FURTHER ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE PROVISIONS OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE, INCLUDING THE RELEASE OF ALL CLAIMS, THAT HE HAS HAD THE OPPORTUNITY TO FULLY DISCUSS IT WITH COUNSEL, THAT HE KNOWS THE CONTENTS OF THE SEPARATION AGREEMENT, THAT HE HAS BEEN GIVEN A PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS SEPARATION AGREEMENT, AND THAT HE UNDERSTANDS THAT HE HAS THE RIGHT TO REVOKE THE SEPARATION AGREEMENT WITHIN SEVEN (7) DAYS OF THE DATE HE SIGNS IT, AFTER WHICH IT BECOMES FULLY ENFORCEABLE.

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                DR. BERNSTEIN FURTHER ACKNOWLEDGES THAT HE IS SIGNING THE
SEPARATION AGREEMENT VOLUNTARILY AND WITHOUT COERCION BECAUSE HE BELIEVES THAT IT IS FAIR AND REASONABLE AND FOR NO OTHER REASON. DR. BERNSTEIN FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS OF THE SEPARATION AGREEMENT, AND SIGNS THE SAME AS HIS OWN FREE ACT.

                IN WITNESS WHEREOF, the parties have duly executed this Separation Agreement and General Release of All Claims by their signatures below:


DR. BERNSTEIN                               INFORMAX, INC.


/S/ Dr. James Bernstein                     /S/ John M. Green
-----------------------------                   --------------------------------
                                            By: John M. Green
                                            Title: EVP, Finance & Administration

Date: 10/12/2001                            Date: 10/12/2001


WITNESS:                                    WITNESS:


/S/ Laura Flores                            /S/ Illegible
-----------------------------               ------------------------------------

                                       9
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                                                                    ATTACHMENT A

                   ANNOUNCEMENT OF RESIGNATION FROM POSITIONS
                    AS PRESIDENT AND CHIEF OPERATING OFFICER

                                                                    ATTACHMENT B

                   ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
                       TWENTY-ONE DAY CONSIDERATION PERIOD

                I, James E. Bernstein, M.D., understand that I have at least twenty-one (21) days within which to consider and execute the foregoing Separation Agreement and General Release of All Claims. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Separation Agreement before the twenty-one (21) day period has expired.


10/12/2001                                               /S/ Dr. James Bernstein
-----------------------------                            -----------------------
Date                                                     Dr. Bernstein